Exhibit 23.7

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on form S-3 to form S-1 (Registration Statement No. 333-144938 which under Rule 429 is a post-effective amendment to Registration Statement No. 333-140370) of our report dated April 19, 2007, relating to our audit of the consolidated financial statements of Laser Midstream Energy, LP and Subsidiaries for the period from April 14, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, which appears in the Current Report on Form 8-K/A of Eagle Rock Energy Partners, L.P. We further consent to the reference to us under the heading “Experts” in the prospectus, which is a part of such Registration Statement.

/s/ Hein & Associates LLP

Houston, Texas
June 24, 2008